Exhibit 3.2

BYLAWS

OF

COSMO DELAWARE ACQUISITION CORP.

(the “Company”)

ARTICLE I.

STOCKHOLDERS

1.1.                            MEETINGS.

1.1.1.                  PLACE.  Meetings of the stockholders of the Company (the “Stockholders”) shall be held at such place as may be designated by the Company’s board of directors (the “Board”).

1.1.2.                  ANNUAL MEETING.  An annual meeting of the Stockholders for the election of the Board and for other business shall be held on such date and at such time as may be fixed by the Board.

1.1.3.                  SPECIAL MEETINGS.  Special meetings of the Stockholders may be called at any time by the president of the Company (the “President”), or the Board, or the holders of a majority of the outstanding shares of stock of the Company entitled to vote at the meeting.

1.1.4.                  QUORUM.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter.

1.1.5.                  VOTING RIGHTS.  Except as otherwise provided herein, in the certificate of incorporation or by law, every stockholder shall have the right at every meeting of Stockholders to one vote for every share standing in the name of such stockholder on the books of the Company which is entitled to vote at such meeting.  Every stockholder may vote either in person or by proxy.

ARTICLE II.

DIRECTORS

2.1.                            NUMBER AND TERM.  The Board shall have authority to (i) determine the number of directors to constitute the Board and (ii) fix the terms of office of the directors.

2.2.                            MEETINGS.

2.2.1.                  PLACE.  Meetings of the Board shall be held at such place as may be designated by the Board or in the notice of the meeting.

2.2.2.                  REGULAR MEETINGS.  Regular meetings of the Board shall be held at such times as the Board may designate.  Notice of regular meetings need not be given.

2.2.3.                  SPECIAL MEETINGS.  Special meetings of the Board may be called by direction of the President or any two members of the Board on three days’ notice to each director, either personally or by mail, telegram or facsimile transmission.

2.2.4.                  QUORUM.  A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting.

2.2.5.                  VOTING.  Except as otherwise provided herein, in the certificate of incorporation or by law, the vote of a majority of the directors present at any meeting at which a quorum is present shall constitute the act of the Board.

2.2.6.                  COMMITTEES.  The Board may, by resolution adopted by a majority of the whole Board, designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the Board.  Unless otherwise provided herein, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.  Except as otherwise provided herein, in the certificate of incorporation or by law, any such committee shall have and may exercise the powers of the full Board to the extent provided in the resolution of the Board directing the committee.

ARTICLE III.

OFFICERS

3.1.                            ELECTION.  At its first meeting after each annual meeting of the Stockholders, the Board shall elect a President, treasurer, secretary and such other officers as it deems advisable.

3.2.                            AUTHORITY, DUTIES AND COMPENSATION.  The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the Board.  Except as otherwise provided by Board resolution, (i) the President shall be the chief executive officer of the Company, shall have general supervision over the business and operations of the Company, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the Board and Stockholders, (ii) the other officers shall have the duties customarily related to their respective offices, and (iii) any vice president, or vice presidents in the order determined by the Board, shall in the absence of the President have the authority and perform the duties of the President.

ARTICLE IV.

INDEMNIFICATION

4.1.                            RIGHT TO INDEMNIFICATION.  The Company shall indemnify to the fullest extent authorized by the General Corporation Law of the State of Delaware (the “DGCL”) any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Company or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of the Company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or other enterprise, against expenses (including attorneys’ fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such Proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed Proceeding by or in the right of the Company, except to the extent that such indemnification is prohibited by applicable law; provided, however, that except as provided in Section 4.3, the Company shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board

4.2.                            PROCEDURE FOR DETERMINING PERMISSIBILITY.  To obtain indemnification under this Article IV, a claimant shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the preceding sentence, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made by a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Company or the claimant in an action to determine the claimant’s rights under this Article IV (an “Independent Counsel”) selected by the claimant unless the claimant shall request that such selection be made by the Board. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

4.3.                            CLAIMS FOR INDEMNIFICATION.                                           If a claim for the indemnification under this Article IV is not paid in full by the Company within thirty (30) days after a written claim pursuant to Section 4.2 has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standard of conduct that makes it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board, Independent Counsel or Stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board, Independent Counsel or Stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. If a determination shall have been made pursuant to this Section 4.3 that the claimant is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to Section 4.3. The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 4.3 that the procedures and presumptions of this Article IV are not valid, binding and enforceable and shall stipulate in such proceeding that the Company is bound by all the provisions of this Article IV.

4.4.                            ADVANCE PAYMENT.    The right to indemnification under this Article IV shall include the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition, such advances to be paid by the Company within twenty (20) days after the receipt by the Company of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including service to an employee benefit plan) in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article IV or otherwise.

Notwithstanding the foregoing, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company, in which event this paragraph shall not apply) in any Proceeding if a determination is reasonably and promptly made (i) by the Board by a majority vote of the members of the Board who are not a party to such Proceeding (the “Disinterested Directors”), even though less than a quorum, or (B) by a committee of Disinterested Directors designated by majority vote of the Disinterested Directors, even though less than a quorum, or (C) if there are no Disinterested Directors or the Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the claimant, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

4.5.                            CONTRACTUAL OBLIGATION.  The obligations of the Company to indemnify a director or officer under this Article IV, including the duty to advance expenses, shall be considered a contract between the Company and such director or officer, and no modification or repeal of any provision of this Article IV shall affect, to the detriment of the director or officer, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal.

4.6.                            NON-EXCLUSIVITY AND SURVIVAL OF RIGHTS; AMENDMENTS.    The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article IV shall not be deemed exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation of the Company, bylaws, agreement, vote of Stockholders or Disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of the provisions of this Article IV shall not in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Company hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

4.7.                            INSURANCE.    The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL.

4.8.                            SEVERABILITY.    If any provision of this Article IV shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article IV (including each portion of any section or paragraph of this Article IV containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article IV (including each such portion of any section or paragraph of this Article IV containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

4.9.                            NOTICES.    Any notice, request or other communication required or permitted to be given to the Company under this Article IV shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage or charges prepaid, return copy requested, to the

Secretary of the Company and shall be effective only upon receipt by the Secretary of the Company.

ARTICLE V.

TRANSFER OF SHARE CERTIFICATES

Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by the registered holder or by duly authorized attorney.  Transfers shall be made only on surrender of the share certificate or certificates.

ARTICLE VI.

AMENDMENTS

These bylaws may be amended or repealed at any regular or special meeting of the Board by vote of a majority of all directors in office or at any annual or special meeting of Stockholders by vote of holders of a majority of the outstanding stock entitled to vote.  Notice of any such annual or special meeting of Stockholders shall set forth the proposed change or a summary thereof.